UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 20, 2007
Crowley Maritime Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-49717 (Commission File Number)	94-3148464 (IRS Employer Identification No.)

9487 Regency Square Boulevard Jacksonville, Florida (Address of principal executive offices)	32225 (Zip Code)
(904) 727-2200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
The response to this item is incorporated by reference from Item 2.03 below.
Item 1.02 Termination of a Material Definitive Agreement
In connection with and at the time that Crowley Maritime Corporation (the “Company”) entered into a new $180 million Revolving Credit Agreement (as defined and described in Item 2.03 below), on April 20, 2007, the Company’s then-existing $115 million Amended and Restated Revolving Credit Agreement, originally scheduled to extend to February 2009, was terminated. There were no outstanding borrowings under the $115 million Amended and Restated Revolving Credit Agreement at the time of termination.
Item 2.02 Results of Operations and Financial Condition
The Company is announcing its preliminary, unaudited financial results for the first quarter ended March 31, 2007. Total revenues for the first quarter of 2007 are expected to be between $350 million and $387 million, compared with total revenues of $327.8 million for the first quarter of 2006. Operating income for the first quarter of 2007 is expected to be between $56 million and $62 million, compared with operating income of $20 million for the first quarter of 2006. Net income attributable to common stockholders for the first quarter of 2007 is expected to be between $31 million and $35 million ($235.05 - $259.80 basic earnings per common share and $197.54 - $218.34 diluted earnings per common share) compared with $9.5 million ($70.96 basic earnings per common share and $61.42 diluted earnings per common share) for the first quarter of 2006. The significant reasons for the increase in 2007 compared with 2006 are discussed below.
As previously disclosed in the Company’s Annual Report on Form 10-K for 2006, the Company’s Marine Services segment successfully completed a no-cure-no-pay contract and sold a vessel during the first quarter of 2007. The Company’s Marine Services segment also settled a Lloyd’s Standard Form of Salvage Agreement or “Lloyd’s Open Form” (“LOF”) contract during the first quarter of 2007. These events are expected to contribute between $31.9 million and $35.2 million to operating income for the first quarter of 2007.
Operating income for the Company's Liner Services segment is expected to increase between $4.9 million and $5.5 million in the first quarter of 2007 from the first quarter of 2006. The change is attributable to an increase of 6.4% in the average revenue per twenty-foot equivalent, or TEU, consisting of rate increases for services and fuel surcharges that was partially offset by a decrease of 4.0% in container and noncontainer volume which is primarily due to a continued downturn in the Puerto Rico market.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On April 20, 2007, the Company entered into a five-year $180 million credit agreement in the form of a revolving credit and letter of credit facility with banks and other financial institutions (the “Revolving Credit Agreement”). The Company has the option to increase the amount that can be drawn to $250 million so long as it obtains sufficient lender participation. Interest is based on either a Eurodollar or Bank Base rate plus, in either case, an applicable margin that varies based on the ratio of Total Debt (as defined in the Revolving Credit Agreement) to earnings before interest, taxes, depreciation, amortization and rent expense (as defined in the Revolving Credit Agreement). Outstanding letters of credit amounting to $36.3 million on April 20, 2007 were transferred to the Revolving Credit Agreement, which left available borrowings of $143.7 million under the Revolving Credit Agreement.
The Revolving Credit Agreement places customary limitations on Company indebtedness, liens, guaranties, sales of assets, mergers, loans, dividends and transactions with affiliates and also includes financial covenants requiring the Company to maintain:
•	a Leverage Ratio (as defined in the Revolving Credit Agreement) of not greater than 3.0 to 1.0;
•	a Total Debt (as defined in the Revolving Credit Agreement) to earnings before interest, taxes, depreciation, amortization and rent expense (as defined in the Revolving Credit Agreement) ratio on a rolling four quarter basis of not greater than 4.0 to 1.0;
•	a consolidated earnings before interest, taxes, depreciation and amortization (as defined in the Revolving Credit Agreement) to net interest ratio on a rolling four quarter basis of not less than 3.5 to 1.0; and
•	Minimum Liquidity (as defined in the Revolving Credit Agreement) of not less than $35 million.
While the Company is prohibited from repurchasing shares of any class of capital stock or declaring or paying any dividend, it may repurchase common stock from employee stock ownership plans and pay dividends in any twelve-month period at a combined cost not to exceed $15.0 million.
The Company’s obligations under the Revolving Credit Agreement are secured by certain vessels.
The Revolving Credit Agreement also provides for payments to the lenders and/or the administrative agent of quarterly commitment and other customary fees.
Draws under the Revolving Credit Agreement will be used for ongoing working capital requirements and other general corporate purposes, which may include funding the tender offer for shares of the Company’s common stock by Crowley Newco Corporation, as announced on March 19, 2007, and a subsequent merger of Crowley Newco Corporation into the Company.
The complete terms and conditions of the tender offer are set forth in an Offer to Purchase, a letter of transmittal and other related materials which have been filed with the Securities and Exchange Commission (the “SEC”) and distributed to Crowley stockholders. Crowley has also filed a solicitation/recommendation statement relating to the tender offer with the SEC and the position expressed in such statement has been distributed to Crowley stockholders in the tender offer documents. Crowley stockholders and other interested parties are urged to read the Offer to Purchase and related materials, and the solicitation/recommendation statement because they contain important information. Investors can receive such documents free of charge at the SEC’s web site, www.sec.gov, or by contacting the Information Agent for the transaction, D.F. King & Co., Inc. Banks and brokers can call collect: (212) 269-5550; all others can call toll free: (800) 487-4870. This Form 8-K is not an offer to purchase, a solicitation of an offer to purchase or an offer to sell securities. Such an offer or solicitation is only made pursuant to the Offer to Purchase filed with the SEC.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWLEY MARITIME CORPORATION
Dated: April 24, 2007	/s/ John C. Calvin
John C. Calvin
Senior Vice President and Controller

4